UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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DST SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

THE ARGYROS FAMILY TRUST
THE ARGYROS FAMILY FOUNDATION

HBI FINANCIAL, INC.
GLA FINANCIAL CORPORATION

THE LENORE TRIGONIS TRUST
THE SELIA POULOS TRUST

JULIA A. ARGYROS
GEORGE L. ARGYROS

BRENT L. LAW

JOHN W. CLARK

JANET E. KERR

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The Argyros Family Trust Reaffirms Need for Reform at DST Systems

February 19, 2014

5:45 AM Pacific Standard Time

COSTA MESA, Calif. –(PR NEWSWIRE)– DST’s largest stockholder, the Argyros Family Trust and its affiliates, have nominated two independent, highly-qualified candidates for election to the Board of Directors of DST Systems, Inc. (NYSE:DST), and intend to present a series of governance-related stockholder proposals at the 2014 Annual Meeting. These actions are a part of the Argyros Family Trust’s re-evaluation of its investment in the Company and are intended to maximize value for each and every stockholder. While we are encouraged to hear that the Company will be including our proposals in their proxy statement, we hope that the Board will recommend these important corporate governance changes and we look forward to seeing these proposals implemented.

“Let us be very clear – our board nominations and governance proposals are put forth in an effort to help the Company realize its full potential by unlocking unrealized value,” said Julia Argyros, sole trustee of the Argyros Family Trust. “DST’s response to our actions to strengthen stockholder rights is indicative of a company content with its outdated and inadequate system of corporate governance. Adopting these logical reforms will bring DST’s corporate governance standards up to modern-day best practices.”

A few key points to consider:

•	As of February 1, 2014, DST received an ISS Governance QuickScore rating of 10 with respect to Shareholder Rights – the worst possible score.

•	The Company admits in its own press release that other institutional stockholders share our concerns and have recently proposed identical corporate governance reforms.

•	The accretive value inherent in our proposals is not lost on the analyst community, which recognizes that our proposals could lead to an acceleration in asset monetization beyond non-operating investments.[1]

•	The five of the eight current directors serving on the Board were nominated by the Board – not by the Argyros Family Trust. We supported their nomination because we assumed they would be fair and independent of management.

•	We made clear to DST that George Argyros would not stand for reelection, yet the Company refused to disclose either of its nominees. With little guidance from DST and our concern that members of management would nominate themselves, we had no choice but to affirmatively nominate two independent candidates.

•	We strongly disagree with the Company’s characterization that they have put forth “best efforts” to engage productively with the Argyros Family Trust. In fact, the Company has refused to engage productively with us in our effort to maximize value for all stockholders. As a result, we were left with no alternative but to seek the reforms we announced last week.

1 Credit Suisse research report, February 12, 2014. (Consent to cite or quote Credit Suisse was neither sought nor obtained.)

“As the Company’s largest stockholder, our interests are aligned with the interests of every other stockholder,” continued Ms. Argyros. “Our governance proposals will provide for greater management and board accountability by bringing the Company into the 21st Century.”

For further information contact:

Investors:

Thomas Ball / Ronald Knox / John Ferguson

Morrow & Co., LLC

203-658-9400

Media:

Steve Lipin / Lin-Hua Wu

Brunswick Group LLC

212-333-3810

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Argyros Family Trust, together with the other participants named herein (“Argyros”), intends to file a preliminary proxy statement and accompanying proxy card with the U.S. Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of two highly-qualified director nominees and a series of corporate governance proposals at the 2014 annual meeting of stockholders of DST Systems, Inc., a Delaware corporation (“DST”).

ARGYROS ADVISES ALL DST STOCKHOLDERS TO READ THE ARGYROS PROXY STATEMENT AND OTHER PROXY MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Such proxy materials will be available at no charge on the SEC’s website at http://www.sec.gov. In addition, the participants in this proxy solicitation will provide copies of the proxy statement without charge, when available, upon request. Requests for copies should be directed to the participants’ proxy solicitor, Morrow & Co.

The participants in the proxy solicitation are the Argyros Family Trust, the Argyros Family Foundation, a charitable foundation, HBI Financial, Inc., a Washington corporation, GLA Financial Corporation, a California corporation, the Lenore Trigonis Trust Established under the Leon and Olga Argyros 1986 Trust, the Selia Poulos Trust Established under the Leon and Olga Argyros 1986 Trust, Julia A. Argyros, George L. Argyros, Brent L. Law, John W. Clark, and Janet E. Kerr (collectively, the “Participants”).

For a description of the Participants’ interests in the solicitation, see the press release issued and filed as an exhibit to the Schedule 13D filed by certain Participants on February 12, 2014. Updated information regarding the Participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, to the extent applicable, will be available in the preliminary proxy statement expected to be filed with the SEC in the near future.